As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALARIS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-1589854

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street Bermuda, Hamilton	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Valaris Limited 2021 Management Incentive Plan

(Full title of the plan)

Michael T. McGuinty Senior Vice President, General Counsel and Secretary Clarendon House, 2 Church Street Hamilton, Bermuda HM 11 44 (0) 20 7659 4660	Copy to: Julian J. Seiguer, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3647
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
common shares, $0.01 par value (“Common Shares”)	10,752,688 shares (3)	$21.71	$233,440,856.48	$25,468.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Common Shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Valaris Limited 2021 Management Incentive Plan (the “2021 MIP”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for Common Shares on the New York Stock Exchange LLC on May 13, 2021.
(3)	Represents Common Shares issuable pursuant to the 2021 MIP being registered herein, which shares consist of Common Shares reserved and available for delivery with respect to awards under the 2021 MIP and Common Shares that may again become available for delivery with respect to awards under the 2021 MIP pursuant to the share counting, share recycling and other terms and conditions of the 2021 MIP.

EXPLANATORY NOTE

As previously reported, on August 19, 2020, Valaris plc (“Legacy Valaris”) a public limited company incorporated under the laws of England and Wales, and certain of its wholly owned direct and indirect subsidiaries (collectively, the “Debtors,” and Legacy Valaris together with its Debtor and non-Debtor subsidiaries, the “Company,” “we,” “us” or “our”), commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 Cases are jointly administered under the caption In re Valaris plc, et al., Case No. 20-34114. On February 5, 2021, the Debtors filed with the Bankruptcy Court the Debtor’s Fourth Amended Joint Chapter 11 Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented from time to time, the “Plan”).

On March 3, 2021, the Bankruptcy Court entered an order confirming the Plan. In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined below), the Company effectuated certain restructuring transactions, pursuant to which Valaris Limited, a Bermuda exempted company (“Valaris”) was formed and – through a series of transactions – Legacy Valaris transferred to a subsidiary of Valaris substantially all of the subsidiaries, and other assets, of the Legacy Valaris.

On April 30, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases. As a result, effective as of the Effective Date for the purposes of Rule 15d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Valaris is the successor registrant to Legacy Valaris. Valaris is thereby deemed subject to the periodic reporting requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and, in accordance therewith, will file reports and other information with the Commission.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data or as otherwise noted or suggested by context, all other information contained herein relates to the Company following the Effective Date.

This Registration Statement on Form S-8 (“Registration Statement”) is being filed by the Company for the purpose of registering 10,752,688 Common Shares for issuance under the terms of the 2021 MIP. The Common Shares that are being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Any reports filed by the Company with the Securities and Exchange Commission (the “SEC”) after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this Registration Statement. The Company incorporates by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K, including any related exhibits under Item 9.01) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Each such document shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 2, 2021;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on April 28, 2021;

3.	The Company’s Current Reports on Form 8-K filed on February 8, 2021, March 5, 2021 and April 30, 2021, respectively; and

4.	The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A, dated April 30, 2021, and any amendment or report updating that description.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Bye-laws provide that Valaris shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Valaris has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Additionally, the Company maintains directors’ and officers’ insurance which includes coverage for liability under the federal securities laws.

The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to the Company’s directors and executive officers under the Company’s Bye-laws, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Valaris Limited 2021 Management Incentive Plan.

4.2	Memorandum of Association of Valaris Limited (incorporated by reference to Exhibit 3.1 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).

4.3	Bye-laws of Valaris Limited (incorporated by reference to Exhibit 3.2 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).

4.4	Indenture, dated as of April 30, 2021, among Valaris Limited, the guarantors listed therein, and Wilmington Savings Fund, FSB as collateral agent and trustee (including the form of the First Lien Note attached thereto) (incorporated by reference to Exhibit 4.1 to Valaris Limited’s Current Report on Form 8-K filed on April 30, 2021).

5.1	Opinion of Conyers Dill & Pearman Limited (opinion re legality).

23.1	Consent of KPMG LLP.

23.2	Consent of Conyers Dill & Pearman Limited (included in Opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on May 14, 2021.

VALARIS LIMITED

By:	/s/ Jonathan H. Baksht
Jonathan H. Baksht
Executive Vice President and Chief Financial Officer

By:	/s/ Colleen Grable
Colleen Grable
Controller

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas P. Burke, Jonathan H. Baksht, and Collen Grable, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 14, 2021.

VALARIS LIMITED

By:	/s/ Thomas P. Burke
Thomas P. Burke
Director and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jonathan H. Baksht
Jonathan H. Baksht
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Colleen Grable
Colleen Grable
Controller (Principal Accounting Officer)

By:	/s/ Elizabeth Leykum
Elizabeth Leykum
Chair of the Board of Directors

By:	/s/ Dick Fagerstal
Dick Fagerstal
Director

By:	/s/ Joseph Goldschmid
Joseph Goldschmid
Director

By:	/s/ Jay Swent
Jay Swent
Director

By:	/s/ Deepak Munganahalli
Deepak Munganahalli
Director